Supplement Contract

The Seller (hereinafter referred as “Party A”): Hainan Zhonghe Pharmaceutical Co., Ltd.

Legal Representative: Cui Xueyun

Address: No.168 Nanhai Street, Haikou, Free Trade Zone
Post Code: 570216	Tel: 0898-66822833

The Buyer (hereinafter referred as “Party B”): Hainan Twenty First Media Co., Ltd.

Legal Representative: Weiqiong

Address: Fortune Plaza, Binhai Street, Haikou

Post Code: 570102

Through friendly consultation between both parties, to ensure better performance of “Property Sale and Purchase Contract” (hereinafter referred as “Original Contract”) signed on October 9, 2008, it is agreed by both parties to revise the Original Contract as following:

Article 1 The Article 10 about taxes and fees relating to transfer of property in Original Contract is revised as: Party B shall be in charge go through transfer procedures and Party A shall assist actively. Taxes and fees incurred hereby shall be paid by Party B.

Article 2 Article 3 in Original Contract regarding price is revised as: calculated by building area, the sale price of that property is RMB17500 Yuan per squatter meter, the total amount is RMB16,234,750.00 Yuan only.

Article 3 Matters unmentioned in this Supplement Contract, if any, may be regulated separately through negotiation by both parties and supplemented agreement may be signed hereto, which has equal effect to this Supplement and Original Contract.

Article 4 The two parties shall consult with each other and mediate any disputes, which may arise about the contract. If all attempts fail, the two parties can appeal to the organization of arbitration in Haikou and ask for a final arbitration.

Article 5 This contract is in four copies with equal effect to Original Contract, will come into effect on the date of signature.

Party A (Chop): Hainan Zhonghe Pharmaceutical Co., Ltd.

Representative:

Party B (Chop): Hainan Twenty First Media Co., Ltd.

Representative:

Singed in Haikou City on October 27, 2008